As filed with the Securities and Exchange Commission on May 16, 2008

Registration No. 333-119994

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1 to

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

DREAMWORKS ANIMATION SKG, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0589190
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Flower Street

Glendale, California 91201

(Address of Principal Executive Offices)

2004 Omnibus Incentive Compensation Plan

Amended and Restated Employee Equity Participation Plan

of DreamWorks L.L.C. and its Subsidiaries

(Full Title of Plans)

Katherine Kendrick, Esq.

DreamWorks Animation SKG, Inc.

1000 Flower Street, Glendale, CA 91201

(818) 695-5000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Faiza J. Saeed, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-119994) filed on October 27, 2004 is filed in order to deregister securities remaining under such Registration Statement.

On October 27, 2004, the Registrant filed the Registration Statement on Form S-8 (File No. 333-119994) to register an aggregate of 16,521,358 shares of Class A Common Stock issuable under the 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”) and the Amended and Restated Employee Equity Participation Plan of DreamWorks L.L.C. and its Subsidiaries. On May 7, 2008 (the “Approval Date”), the Registrant’s stockholders approved the adoption of the 2008 Omnibus Incentive Compensation Plan which provides, among other things, that any shares of Class A Common Stock with respect to awards granted under the 2004 Plan that are outstanding on the Approval Date and are forfeited following the Approval Date will become available for issuance under the 2008 Plan (such shares, the “Outstanding Award Shares”). In addition, as of the Approval Date, no future awards will be made under the 2004 Plan and therefore, the shares of Class A Common Stock that were available for grant under the 2004 Plan as of the Approval Date but were not subject to outstanding awards as of such date (such shares, the “Remaining Shares”) will not be issued pursuant to the 2004 Plan. As of the date of this Post-Effective Amendment No. 1, there was an aggregate of 8,349,872 Outstanding Award Shares and an aggregate of 4,010,638 Remaining Shares (all such shares are collectively referred to as the “Carried Forward Shares”).

This Post-Effective Amendment No. 1 is being filed to deregister the Carried Forward Shares. The Registrant is concurrently filing a separate Registration Statement on Form S-8 to reflect that the Outstanding Award Shares may be issued under either the 2004 Plan or the 2008 Plan and to carry over the filing fees for the Outstanding Award Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reflect that, following the date hereof, the Outstanding Award Shares may be issued under either the 2004 Plan or the 2008 Plan, and (ii) to carry over the registration fees paid for the Outstanding Award Shares from the Registration Statement on Form S-8 (File No. 333-119994), filed for the 2004 Plan, to the Registration Statement on Form S-8, filed for both the 2004 Plan and the 2008 Plan, which is filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-effective Amendment No. 1 on Form S-8 and has duly caused this Post-effective Amendment No. 1 on Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on this May 15, 2008.

DREAMWORKS ANIMATION SKG, INC.

By:	/s/ Katherine Kendrick
Name: Title:	Katherine Kendrick General Counsel and Secretary